EXHIBIT 11.1

                      CONSECO, INC. AND SUBSIDIARIES
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                COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                (unaudited)

                                                   Three months             Six months
                                                  ended June 30,           ended June 30,
                                                ------------------       -------------------
                                                1995         1994        1995           1994
                                                ----         ----        ----           -----

Shares outstanding, beginning of period.        22,184,850 25,849,939   22,184,850     25,311,773

Weighted average shares issued (acquired)
  during the period:
   Treasury stock acquired . . .               (2,022,500)  (703,979)  (1,752,521)    (2,662,583)
Exercise of stock options. . . . . . . .           41,603     17,663       33,887      3,377,730
   Common equivalent shares related to:
     Stock options at average market price . . .  682,055    897,729      687,406        946,404
     Employee stock plans  . . .                  436,682    425,538      422,764        422,303
                                               ---------- ----------   ----------     ----------
 Weighted average primary shares outstanding   21,322,690 26,486,890   21,576,386     27,395,627
                                               ========== ==========   ==========     ==========

 Net income for primary earnings per share:
   Net income as reported. . . .              $99,870,000 $34,190,000 $124,292,000   $114,334,000
   Less preferred stock dividends . . .        (4,607,000) (4,672,000)  (9,213,000)    (9,343,000)
                                              ----------- ----------- ------------   ------------
 Net income for primary
   earnings per share . . .                   $95,263,000 $29,518,000 $115,079,000   $104,991,000
                                              =========== =========== ============   ============
 Net income per primary common share. . .           $4.47       $1.11        $5.33          $3.83
                                                    =====       =====        =====          =====


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